Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
September 18, 2020	Chief Financial Officer
800.445.1347 ext.8716

United Bankshares, Inc. Appoints Dr. Patrice A. Harris

to its Board of Directors

WASHINGTON, D.C. & CHARLESTON, W.Va. – United Bankshares, Inc. (“United”) (NASDAQ: UBSI), a $26.2 billion regional financial services company, has appointed Patrice A. Harris, MD, MA, FAPA, to its board of directors, effective October 1, 2020. Dr. Harris, a native of West Virginia and resident of Georgia, is a practicing psychiatrist trained in child/adolescent and forensic psychiatry and the immediate past president of the American Medical Association (AMA), the largest association of physicians and medical students in the U.S.

Becoming the 174th AMA President in June 2019, Dr. Harris was the first African American woman to hold that position within the organization. She has served on the AMA Board of Trustees since 2011 and is the chair of the AMA Opioid Task Force. Apart from the AMA, she has also held leadership positions with the American Psychiatric Association (APA), the Medical Association of Georgia, The Big Cities Health Coalition, and the Georgia Psychiatric Physicians Association. She was also the founding president of the Georgia Psychiatry Political Action Committee.

“Paving her way to success in the medical field, Dr. Harris is a passionate leader, internationally-recognized expert and an advocate for improving the lives of children and serving others on both local and national levels. She truly embodies United’s core values of integrity, hard work, teamwork and caring,” states United Bankshares, Inc. Chairman and Chief Executive Officer, Richard M. Adams. “United also prides itself in its local leadership and commitment to serving the local communities within our footprint, which makes Dr. Harris an extraordinary addition to our board as we continue our mission of excellence in service to our employees, our customers, our shareholders and our communities.”

Dr. Harris attended West Virginia University, where she earned her bachelor’s degree in psychology, master’s degree in counseling psychology and medical degree. She completed residencies and a fellowship at Emory University, and now serves as an adjunct assistant professor in the Emory Department of Psychiatry and Behavioral Sciences and adjunct clinical assistant professor in psychiatry and behavioral sciences at Morehouse School of Medicine. A Fellow of the APA, she continues in private practice and consults with both public and private organizations on health service delivery and emerging trends in practice and health policy.

About United Bankshares, Inc.

United Bankshares, Inc. has consolidated assets of approximately $26.2 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank comprises 231 offices in Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, Georgia and Washington, D.C. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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